Exhibit 99.1

Contact:	Jeff Sherman
Executive Vice President and
Chief Financial Officer

(615) 372-8501

LIFEPOINT HOSPITALS ANNOUNCES EXPANSION AND EXTENSION

OF STOCK REPURCHASE PROGRAM

Brentwood, Tennessee (March 4, 2013) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that its Board of Directors, at a regularly scheduled meeting, has approved a $100 million increase in the size of its existing share repurchase program.  Additionally, the share repurchase program, which was scheduled to expire on March 13, 2013, was extended until August 20, 2014.

As of December 31, 2012, the Company had repurchased approximately $154.6 million in shares of its common stock under the share repurchase program, leaving an available balance of approximately $195.4 million under the expanded program for future share repurchases.

Under the share repurchase program, the Company may repurchase its common stock from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions and other considerations.  The Company’s repurchases may be executed using open market purchases, privately negotiated transactions, accelerated share repurchase programs or other transactions.  The Company intends to fund repurchases under the share repurchase program from cash on hand, available borrowings or proceeds from potential debt or other capital markets transactions.

About LifePoint Hospitals

LifePoint Hospitals, Inc. is a leading hospital company focused on providing quality healthcare services close to home.  Through its subsidiaries, LifePoint operates 57 hospital campuses in 20 states.  With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves.  More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com.  All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.

Important Legal Information. Certain statements contained in this release are based on current management expectations and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbor protections from liability provided by the Private Securities Litigation Reform Act of 1995.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine our future results are beyond our ability to control or predict with accuracy.  Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint, are not guarantees of performance and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements.  These forward-looking statements may also be subject to other risk factors and uncertainties, including without limitation: (i) the effects related to the enactment and implementation of healthcare reform, the possible enactment of additional federal or state healthcare reforms and possible changes in healthcare reform laws and other federal, state or local laws or regulations affecting the healthcare industry including the timing of the implementation of reform; (ii) the extent to which states support increases, decreases or changes in Medicaid programs, implement healthcare exchanges or alter the provision of healthcare to state residents through regulation or otherwise; (iii) delays in receiving payments for services provided, reductions in Medicare or Medicaid payments (including increased recoveries made by Recovery Audit Contractors (RAC) and similar governmental agents), compared to the timing of expanded coverage; (iv) reductions in reimbursements from commercial payors, whether due to a change in our revenue mix, service mix, reduction in commercial rates or otherwise; (v) our ability to acquire hospitals and other healthcare providers on favorable terms, the business risks and costs associated therewith and the uncertainty in operating and integrating such hospitals and other providers; (vi) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments; (vii) the failure or closure of employers in our markets, especially those that are dependent on a small number of local employers; (viii) the growth of “bad debt” and “patient due” accounts, the number of individuals without insurance coverage (or who are underinsured) who seek care at our hospitals, and deterioration in the collectability of these accounts; (ix) changes in general economic conditions nationally and regionally in our markets; (x) whether our core strategies will result in anticipated operating results, including measureable quality and satisfaction improvements; (xi) whether our efforts to reduce the cost of providing healthcare while increasing the quality of care are successful; (xii) the ability to attract, recruit and retain qualified physicians, nurses, medical technicians and other healthcare professionals and the increasing costs associated with doing so, including the direct costs associated with employing physicians and other healthcare professionals; (xiii) the loss of certain physicians in markets where such a loss can have a disproportionate impact on our hospital in such market; (xiv) the application, interpretation and enforcement of increasingly stringent and complex laws and regulations governing our operations and healthcare generally (and changing interpretations of applicable laws and regulations), related enforcement activity and the potentially adverse impact of known and unknown government investigations, litigation and other claims that may be made against us; (xv) any interruption of or restriction in our access to licensed information (and information technology systems) or failure in our ability to integrate changes to LifePoint’s existing information systems or information systems of acquired hospitals; (xvi) the highly competitive nature of the health care business; (xvii) adverse events in states where a large portion of our revenues are concentrated; (xviii) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, and any changes in accounting practices; (xix) liabilities resulting from potential malpractice and related legal claims brought against our hospitals or the healthcare providers associated with, or employed by, such hospitals or affiliated entities; (xx) our increased dependence on third parties to provide purchasing, revenue cycle and payroll services and information technology and whether they are able to do so effectively; (xxi) the continued viability of Duke — LifePoint Healthcare and our partnership with Duke University Medical Center; and (xxii) those other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission. Therefore, our future results may differ materially from those described in this release.  LifePoint undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “our,” “LifePoint,” “LifePoint Hospitals” and the “Company” as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.

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